As filed with the Securities and Exchange Commission on May 5, 2014

Registration No. 333-193876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5 TO

FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

HudBay Minerals Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada

(Province or Other Jurisdiction of Incorporation or Organization)

1000

(Primary Standard Industrial Classification Code Number)

98-0485558

(I.R.S. Employee Identification No.)

25 York Street, Suite 800

Toronto, Ontario

M5J 2V5, Canada

Telephone: (416) 362-8181

(Address, including postal code, and telephone number, including area code, of Registrant’s principal executive offices)

Corporation Service Company

1180 Ave of the Americas, Suite 210

New York, NY 10036

Telephone: (212) 299-5600

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Patrick Donnelly, Esq.	Mark L. Mandel, Esq.	Kari MacKay, Esq.
HudBay Minerals Inc.	Milbank, Tweed, Hadley & McCloy LLP	Goodmans LLP
25 York Street, Suite 800	One Chase Manhattan Plaza	Bay Adelaide Centre
Toronto, Ontario	New York, NY 10005-1413	333 Bay Street, Suite 3400
M5J 2V5, Canada	(212) 530-5000	Toronto, ON M5H 2S7
(416) 362-8181		(416) 979-2211

Approximate date of commencement of proposed sale of the securities to the public:  as soon as practicable after this registration statement becomes effective.

Province of Ontario, Canada
(Principal Jurisdiction Regulating this Form F-10 Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.             ☒            upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.              ☐              at some future date (check appropriate box below):

1.               ☐              Pursuant to Rule 467(b) on (         ) at (         ) (designate a time not sooner than seven calendar days after filing).

2.               ☐              Pursuant to Rule 467(b) on (         ) at (         ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (         ).

3.               ☐              Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.               ☐              After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Shares, without par value	41,921,758	$1.80	$238,887,478.07	$30,768.71

(1)               Represents the maximum number of HudBay Minerals Inc. (“Hudbay”) common shares, without par value (“Hudbay shares”), estimated to be issuable upon consummation of the exchange offer (the “Offer”) for all of the issued and outstanding common shares (the “Common Shares”) of Augusta Resource Corporation (“Augusta”), assuming the exercise of all the in-the-money convertible securities of Augusta, other than any Common Shares owned directly or indirectly by Hudbay and its affiliates, which equals (a)(i) 156,143,531, the number of Common Shares reported as outstanding on a fully diluted basis (assuming the exercise of all the in-the-money convertible securities of Augusta) as of November 13, 2013 in the Management’s Discussion and Analysis for the Third Quarter Ended September 30, 2013 and after giving effect to the 3.3 million Common Share purchase warrants Augusta issued in December 2013, minus (ii) 23,058,585, the number of Common Shares owned directly or indirectly by Hudbay and its affiliates as of February 5, 2014, multiplied by (b) 0.315, which represents the number of Hudbay Shares to be exchanged for each Common Share pursuant to the transactions described herein.

(2)               Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum aggregate offering price is equal to the product of (i) US$1.795, which is the average of high and low sale prices of the Common Shares as reported on the NYSE MKT on February 5, 2014, and (ii) 133,084,946 Common Shares in the aggregate that may be received by Hudbay or cancelled in the transaction described herein.

(3)               Previously paid.

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Item 1.         Home Jurisdiction Document

This Amendment No. 5 (“Amendment No. 5”) amends and supplements the registration statement on Form F-10 filed on February 11, 2014 (as amended, the “Registration Statement”) by HudBay Minerals Inc., a corporation existing under the laws of Canada (“Hudbay” or the “Registrant”).

The Registration Statement relates to the offer to purchase (the “Offer”) by Hudbay for all of the issued and outstanding common shares (the “Common Shares”) of Augusta Resource Corporation, a corporation existing under the laws of Canada (“Augusta”), other than any Common Shares held directly or indirectly by Hudbay and its affiliates, including any Common Shares that may become issued and outstanding upon the exercise, exchange or conversion of any options or any other rights to acquire Common Shares after the date of the Offer but prior to the expiry time of the Offer, together with the associated rights issued under Augusta’s shareholder rights plan, for consideration per Common Share of 0.315 of a common share of Hudbay.

The Offer is subject to the terms and conditions set forth in Hudbay’s Offer and Circular dated February 10, 2014 (as previously amended, the “Original Offer and Circular”) and related Letter of Transmittal and Notice of Guaranteed Delivery, each as previously amended, copies of which are attached to the Registration Statement as Exhibits 1.1, 1.2, and 1.3, respectively, and the terms and conditions set forth in the Notice of Variation and Extension, dated May 5, 2014 (“Notice of Variation and Extension”).

The information set forth in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, including all schedules, exhibits and annexes thereto, is hereby expressly incorporated herein by reference in response to all items of information required to be included in, or covered by, a registration statement on Form F-10, and is supplemented by the information specifically provided herein, including in the Notice of Variation and Extension, a copy of which is attached to this Amendment No. 5 as Exhibit 4.16.

Except as specifically provided herein, this Amendment No. 5 does not modify any of the information previously reported in the Registration Statement.

Item 2.         Additional Information.

See the financial statements included or incorporated by reference in the Original Offer and Circular and the Notice of Change.

Item 3.         Informational Legends.

See the outside front cover page and the introduction of the Original Offer and Circular.

Item 4.         Incorporation of Certain Information by Reference.

See “Circular - Documents Incorporated by Reference” in the Original Offer and Circular.

Item 5.         List of Documents filed with the SEC.

The following documents have been filed with the U.S. Securities and Exchange Commission (the “Commission”) as part of the Registration Statement: (i) the Original Offer and Circular, Letter of Transmittal,  Notice of Guaranteed Delivery and Notice of Variation and Extension; (ii) press releases related to the Offer; (iii) investor relations presentations; (iv) the transcript of a conference call related to the Offer; (v) a newspaper advertisement related to the Offer; (vi) an early warning report filed under National Instrument 62-103 related to the Offer; (vii) material change reports related to the Offer; (viii) press releases related to Hudbay’s financial results; (ix) management’s discussion and analysis and audited financial statements for the year ended December 31, 2013; (x) management’s discussion and analysis and unaudited financial statements for the three months ended March 31,

2014; (xi) the documents listed in the Original Offer and Circular as incorporated by reference herein; and (xii) consents of auditors, counsel and qualified persons.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS.

Indemnification of Officers and Directors

The by-laws of Hudbay provide that, subject to the relevant provisions of the Canada Business Corporations Act, Hudbay  shall indemnify a director or officer of Hudbay, a former director or officer of Hudbay, or another individual who acts or acted at Hudbay’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Hudbay or such other entity if (i) the individual acted honestly and in good faith with a view to the best interests of Hudbay or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Hudbay’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that the individual’s conduct was lawful.

Hudbay also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers.  The directors and officers are not required to pay any premium in respect of the insurance.  The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement are listed in the exhibit index, which appears elsewhere herein.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of the initial Registration Statement, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to the applicable Form F-X referencing the file number of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 5th day of May, 2014.

HUDBAY MINERALS INC.

By:	/s/Patrick Donnelly
	Name:	Patrick Donnelly
	Title:	Vice President, Legal and Corporate Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer	May 5, 2014
David A. Garofalo	(Principal Executive Officer) and Director

*	Senior Vice President and Chief Financial Officer	May 5, 2014
David S. Bryson	(Principal Financial Officer)

*
G. Wesley Voorheis	Chairman and Director	May 5, 2014

*
Tom A. Goodman	Director	May 5, 2014

*
Alan R. Hibben	Director	May 5, 2014

*
W. Warren Holmes	Director	May 5, 2014

*
John L. Knowles	Director	May 5, 2014

*
Alan J. Lenczner	Director	May 5, 2014

*
Kenneth G. Stowe	Director	May 5, 2014

*
Sarah B. Kavanagh	Director	May 5, 2014

*
Igor Gonzales	Director	May 5, 2014

*By:	/s/Patrick Donnelly
Patrick Donnelly
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, in the City of Newark, State of Delaware, USA on this 5th day of May, 2014.

Donald J. Puglisi
(Authorized U.S. Representative)

by	/s/Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Puglisi & Associates

INDEX TO EXHIBITS

Exhibits to Form F-10

Exhibit No.
1.1**	Offer and Circular dated February 10, 2014.

1.2**	Form of Letter of Transmittal.

1.3**	Form of Notice of Guaranteed Delivery.

1.4**	Press Release dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).

1.5**	Investor Relations Presentation related to the offer dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).

1.6**	Investor Relations Presentation related to Constancia Project dated February 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).

1.7**	Early warning report under National Instrument 62-103 (incorporated by reference to Hudbay’s Form 6-K filed February 10, 2014).

1.8**	Conference call transcript dated February 10, 2014 (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 10, 2014).

1.9**	Newspaper Advertisement dated February 11, 2014.

4.1**

The Annual Information Form of HudBay Minerals Inc. for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 40-F (Commission File No. 001-34244) filed with the Commission on March 28, 2013 (the “Form 40-F”)).

4.2**

The annual audited consolidated financial statements of HudBay Minerals Inc. for the years ended December 31, 2012 and 2011 and notes and the auditor’s report in respect thereof, and the management’s discussion and analysis of HudBay Minerals Inc. for the financial years ended December 31, 2012 and 2011 (incorporated by reference to Exhibits 99.2 and 99.3 to the Form 40-F).

4.3**

The notice of annual and special meeting of shareholders and management information circular dated April 5, 2013 in respect of the annual and special meeting of shareholders held on May 10, 2013 (incorporated by reference to Exhibit 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on April 10, 2013).

4.4**

The material change report of HudBay Minerals Inc., dated June 20, 2013, in respect of the announcement of the offering of an additional US$150 million aggregate principal amount of the Company’s 9.50% senior unsecured notes and the closing of such offering (incorporated by reference to Exhibit 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on June 21, 2013).

4.5**

The unaudited condensed consolidated interim financial statements for the three and nine months ended September 30, 2013 and notes related thereto, together with the credit supporter disclosure filed concurrently therewith, and the management’s discussion and analysis for the three and nine months ended September 30, 2013 (incorporated by reference to Exhibits 99.1 and 99.2 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on November 12, 2013).

4.6**

The material change report of HudBay Minerals Inc., dated November 13, 2013, in respect of the announcement that Hudbay entered into an amended and restated precious metals purchase agreement with an affiliate of Silver Wheaton Corp. (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on November

14, 2013).

4.7**

The material change report of HudBay Minerals Inc., dated December 10, 2013, in respect of the announcement of the completion of Hudbay’s offering of US$100 million of 9.50% senior unsecured notes (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on December 11, 2013).

4.8**	The press release of HudBay Minerals Inc., dated January 8, 2014, in respect of Hudbay’s 2014 production guidance and capital and exploration expenditure forecasts.

4.9**

The material change report of HudBay Minerals Inc., dated January 16, 2014, in respect of an offering of 18,200,000 common shares of Hudbay (incorporated by reference to Exhibits 99.1 to Hudbay’s Form 6-K (Commission File No. 001-34244), furnished to the Commission on January 17, 2014).

4.10**	The material change report of HudBay Minerals Inc., dated February 14, 2014, in respect of the Offer (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 14, 2014).

4.11**

The press release of HudBay Minerals Inc., dated February 19, 2014, in respect of the announcement of Hudbay’s fourth quarter 2013 financial results (incorporated by reference to Hudbay’s filing pursuant to Rule 425 on February 19, 2014).

4.12**

The annual audited consolidated financial statements of HudBay Minerals Inc. for the years ended December 31, 2013 and 2012 and notes and the auditor’s report in respect thereof, together with the credit supporter disclosure filed concurrently therewith, and the management’s discussion and analysis of HudBay Minerals Inc. for the financial years ended December 31, 2013 and 2012 (incorporated by reference to Exhibits 99.1, 99.2 and 99.3 to Hudbay’s Form 6-K filed February 20, 2014).

4.13**	Notice of Variation and Extension, dated March 14, 2014.

4.14**	Notice of Variation and Extension, dated March 31, 2014.

4.15**	Notice of Change, dated April 24, 2014.

4.16*	Notice of Variation and Extension, dated May 5, 2014.

5.1**	Consent of Deloitte LLP.

5.2**	Consent of Goodmans LLP.

5.3**	Consent of Robert Carter.

5.4**	Consent of Cashel Meagher.

6.1**	Powers of Attorney (included on the signature pages of the Registration Statement on Form F-10 filed February 11, 2014).

* Filed herewith.

** Previously filed.